Exhibit 99.1
For Immediate Release
Harris Interactive Completes Two Acquisitions -
Extends Reach in North American and Asia/Pacific Regions
Acquires Decima Research – a leading Canadian full-service research firm
Acquires MarketShare of Hong Kong/Singapore as base to attack US $3.3 billion Asian market

Noteworthy Points
Decima
o	Full-service Canadian research firm — US $26 million revenue – 125 employees

o	Will provide access to US $0.6 billion Canadian market – 7th largest in the world

o	Combination will create one of the largest research companies in Canada
MarketShare
o	Approx. US $2.6 million revenue – 40 employees – with recent 75-80% growth

o	Proven Global Network partner – has worked jointly with Harris for over three years

o	Will provide access into the rapidly-growing US $3.3 billion Asia/Pacific market, and serve as a platform for continued acquisitive growth in the region
ROCHESTER, New York – OTTAWA, Ontario, Canada – HONG KONG, China – SINGAPORE – August 16, 2007 – Continuing the expansion of its global research capabilities, Harris Interactive® (NASDAQ:HPOL) has acquired Decima Research, a leading Canadian research firm, and MarketShare, a private Asian research firm with co-located headquarters in Hong Kong and Singapore.
“Adding the strengths of these firms to the Harris Interactive enterprise will improve our global service offering and provide increased access into two fast-growing regions that represent about a $4 billion market opportunity,” commented Gregory T. Novak, president and CEO of Harris Interactive. “We’re doing what we said we would do: grow this Company in order to remain competitive and serve our clients on a global basis,” Novak continued. ‘”We believe that we’re going about it in the right way, by acquiring motivated partners who share our vision and by structuring future earn outs that align with our goals and promote mutual success.
“These acquisitions represent significant progress in extending our reach into the world’s top research markets. By adding these new operating units, Harris Interactive now has presence in six of the top ten research markets, and access to two-thirds of the global research market, up from approximately one-half just six months ago.” stated Kyle Karnes, executive vice president of corporate development at Harris Interactive. “In line with our global expansion goals, we will continue to look for attractive partners in other sizable and high-growth regions around the world.”
Decima Research
Named one of Canada’s 50 Best Managed Companies in each of the last two years, Decima Research is a privately-held, full-service, public opinion and market research firm headquartered in Ottawa, Ontario, Canada, with offices in Montreal, Toronto and Vancouver. The firm has particularly strong practices in financial services, telecommunications, public affairs and tourism/recreation/gaming research. Decima has approximately 125 full-time employees, and in FYE January 2007, generated US$26.2 million in revenue, about 20% of which was derived from online research. Combining the Harris Interactive Canadian online panel with Decima’s 140,000 online members will create one of the largest, best-managed and highest quality online survey panels in Canada.
“We’re thrilled to join Harris Interactive. This new union will allow us to utilize the technological muscle and extensive research solutions of Harris Interactive to better serve our clients,” said Bruce Anderson, CEO of Decima Research. “I believe we will be able to quickly take advantage of many cross-border and global synergies to propel us to the next level of growth in the North American marketplace. For our employees, this transaction opens up great opportunities to do more, learn more and be even more successful.”
Harris Interactive paid US$21.3 million in cash up front for the firm, plus future consideration tied to growth and profitability. The newly combined entity will be now known as Harris/Decima and join the Harris

Interactive North America group. A complete transition to the Harris Interactive global brand will take place within the next year.
MarketShare
MarketShare is an Asia-Pacific consulting and market research firm with joint headquarters in Hong Kong and Singapore. The majority of their research is conducted in mainland China, Hong Kong, Taiwan, Japan, South Korea, India, Singapore and Malaysia. For the 12 month period ended June 30, 2007, the firm’s 40 employees generated approximately US$2.6 million in revenue (15% Internet-based) for about an 80% increase over the previous year.
As a member of the Harris Interactive Global Network, MarketShare has been working jointly with Harris Interactive on major global and regional accounts since 2004. The Company has proven expertise in the retail, financial services, technology and travel/tourism sectors.
“The rapid rise and continued growth of consumerism in Asia will force companies to better understand their customers’ evolving needs and drive demand for faster and more sophisticated research solutions such as those available through Harris Interactive,” said Ali Mirza, executive director of MarketShare. “Harris Interactive with its global technology and experience, coupled with MarketShare’s localized knowledge and presence is a winning formula to tap these opportunities for rapid growth throughout Asia,” added Anthony Venus, executive director of MarketShare.
Harris Interactive paid US$2.8 million in the all-cash deal for the firm plus future consideration tied to growth and profitability. MarketShare will become part of the Harris Interactive Asia group, and the transition to the Harris Interactive global brand is expected to begin immediately.
“I’m happy to welcome these two great organizations into the Harris Interactive family. Together, I believe that we will realize our vision of becoming a unified global research firm with the power to fully leverage our technology, our combined solution sets and the Internet to rapidly grow and achieve high levels of profitability,” concluded Novak.
Stock-based compensation
In connection with the transaction, effective August 16, 2007 Mr. Anderson will be granted non-qualified stock options to purchase Harris Interactive stock with a value of CAD$240,000 at an exercise price equal to the fair market value of the Company’s stock as of the close of trading on August 16, 2007. 25% of such options vest on August 16, 2008, and the remaining balance vest at a rate of 1/36th per month over the 36 months thereafter. The options will expire on August 16, 2017 or, if earlier, upon the occurrence of certain events described in the Option Agreement. Mr. Anderson also will receive shares of restricted stock with a value of CAD$160,000 on August 16, 2007. If his employment is terminated, 100% of the shares will be forfeited if before August 15, 2008, 75% if between August 16, 2008 and August 15, 2009, 50% if between August 16, 2009 and August 15, 2010, and 25% if between August 16, 2010 and August 15, 2011. All unvested options will immediately vest, and all forfeiture restrictions on the restricted stock will lapse, upon the occurrence of a change in control.
Conference call and webcast
The Company has scheduled a conference call to discuss these acquisitions for Friday, August 17, 2007 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 866.383.8008 in the United States and Canada, or 617.597.5341 internationally. The passcode is 72873911. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir , where an archived replay of the webcast will be available for 30 days following the call.
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About Harris Interactive
Harris Interactive is the 13th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its North American, European and Asian offices and through a global network of independent market research firms. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys,register at http://www.harrispollonline.com .
About Decima Research
Decima is Canada’s fastest-growing and largest independent public opinion and marketing research company, offering research-based advice to clients, as well as large-scale telephone, online and qualitative data collection. Visit us at www.decima.com
About MarketShare
MarketShare is a full-service market research and consulting firm working with clients across the world to understand, invest and profit from opportunities in the emerging markets in Asia-Pacific and Middle East. Our mission is to help our customers gain profitable market share through understanding consumer behavior, competition, local regulations and changing market dynamics. For more information, please go to www.marketshare.com.sg .
Contacts

Dan Hucko	Nancy Wong
Harris Interactive Inc.	Harris Interactive Inc.
+01 585.214.7470	+01 609.919.2426
dhucko@harrisinteractive.com	nwong@harrisinteractive.com

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